Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement of MutualFirst Financial, Inc. on Form S-3 (File No. 333-156881) and on Form S-8 (File Nos. 333-156882 and 333-53600) of our reports dated March 15, 2016, on our audits of the consolidated financial statements and financial statement schedules of MutualFirst Financial, Inc. as of December 31, 2015 and 2014, and for the years ended December 31, 2015, 2014 and 2013, which report is included in this Annual Report on From 10-K. We also consent to the incorporation by reference on our report dated March 15, 2016, on our audit of the internal control over financial reporting of MutualFirst Financial, Inc. as of December 31, 2015, which report is included in this Annual Report on Form 10-K.

/s/ BKD, LLP

Indianapolis, Indiana

March 15, 2016